Exhibit 10(g)(g)(g)

STOCK NOTIFICATION AND AWARD AGREEMENT

Name:	Employee ID:

Manager Name:

Department:

Congratulations on receiving a stock award.  This award reflects your management team’s recognition of your significant contributions to Hewlett-Packard Company’s success.

HP has long been known for talented employees like you who have an unwavering commitment to HP’s customers, driving growth and profitability and creating value. Stock awards are one important way we demonstrate our commitment to rewarding your strong performance and individual achievements. Thank you for your hard work and commitment to building a successful company.

Once again, congratulations on a job well done.

Grant Date:

Grant Number:

Grant Price:

Award Amount:

Award Type/Sub Type:

Expiration Date:

Plan:

Program Type:

Vesting Schedule:

Performance-Based Restricted Units

THIS STOCK NOTIFICATION AND AWARD AGREEMENT, as of the Grant Date noted above, between Hewlett-Packard Company, a Delaware Corporation (“Company”), and the employee named above (“Employee”), is entered into as follows:

WHEREAS, the continued participation of the Employee is considered by the Company to be important for the Company’s continued growth; and

WHEREAS, in order to give the Employee an incentive to continue in the employ of the Company (or its Affiliates or Subsidiaries), to accept ancillary agreements designed to protect the legitimate business interests of the Company that are made a condition of this award and to participate in the affairs of the Company, the HR and

Compensation Committee of the Board of Directors of the Company or its delegates (“Committee”) has determined that the Employee shall be granted performance-based restricted units representing hypothetical shares of the Company’s common stock (“PRUs”).  The award amount stated above reflects the target number of PRUs that may be awarded to you (the “Target Amount”).  The number of PRUs awarded to you will be determined at the end of a three-year performance period.  Each PRU will be equal in value to one share of the Company’s $0.01 par value common stock (“Shares”), subject to the restrictions stated below and in accordance with the terms and conditions of the Plan named above, a copy of which can be found on the Stock Incentive Program website at the following address: [URL]. A copy may also be obtained by written or telephonic request to the Company Secretary.

THEREFORE, the parties agree as follows:

1.              Grant of Performance-based Restricted Units.

Subject to the terms and conditions of this Stock Notification and Award Agreement and of the Plan, the Company hereby grants to the Employee a PRU Award as set forth below.

2.              Performance Criteria.

The Employee can earn the PRUs based on (a) the Company’s achieving annual goals related to cash flow, (b) the Company’s achieving a total shareholder return (“TSR”) over a three-year period (with such three-year period described as the Vesting Schedule above and hereafter referred to as the “Performance Period”), and (c) Employee’s compliance with the requirements and conditions provided for in the Plan and this Stock Notification and Award Agreement.  The goals associated with this PRU Award are established by the Committee, and will be communicated by the Company annually via the following website:  [URL].  The amount of the PRU Award will range from 0% to 200% of the Target Amount as determined after the end of each Performance Period based upon the Company’s performance against the annual cash flow goals and three-year TSR as reviewed and approved by the Committee.  No PRUs are awarded if performance is below minimum levels.

3.                   Milestones, Credits, Application of Modifier.

(a)         Milestones and Credits.  The annual cash flow performance criteria associated with the PRU Award will be established by the Committee. A percentage of the Target Amount is determined annually based upon performance against goals that are reviewed and approved annually by the Committee and will be made available on the following website: [URL].  No percentage of the Target Amount is credited if performance is below minimum levels.

As milestones are achieved, a one-third portion (rounded to the nearest whole percent) of the Target Amount shall be credited in the Employee’s name.  The amounts credited for the relevant year in connection with the annual cash flow goal as a percentage of that year’s portion of the Target Amount will be as follows: 0% if performance is below minimum level, 30% if performance is at minimum level and 150% if performance is at or above maximum level. For performance between the minimum level and the maximum level, a proportionate percentage between 30% and 150% will be applied based on relative performance between minimum and maximum.

The amount credited to the Employee is the “Conditional PRU Award.”

(b)         Modifier.  Following the completion of the Performance Period, the Conditional PRU Award will be adjusted by the TSR modifier to be determined by the Committee based on the performance criteria set forth below.  The modifier will be calculated as indicated below with respect to the Performance Period and will be made available on the following website:  [URL].  The modifier will be equal to zero if the minimum level is not met, resulting in no payout under this Stock Notification and Award Agreement, and the modifier cannot exceed 133%.  An Employee’s PRU Award (if any) shall equal the Conditional PRU Award multiplied by the TSR modifier, as approved by the Committee.

The TSR modifier will be as follows based on the Company’s three-year performance as compared to the three-year performance of the S&P 500 over the same period: 0% if performance is below the minimum level, 66% if performance is at the minimum level and 133% if performance is at or above the maximum level.  For performance between the minimum level and the maximum level, a proportionate TSR modifier between 66% and 133% will be applied based on relative performance between minimum and maximum.

4.              Payout of Performance-based Restricted Units.

If the Committee determines that the goals described in Section 3 have been met and certifies the extent to which those goals have been met, and the terms and conditions set forth in this Stock Notification and Award Agreement are fulfilled, then the Employee’s PRU Award, as determined under Section 3(b), shall no longer be restricted and Shares will be transferred to the Employee within 90 days following the end of the Performance

Period or, if the Employee made a valid deferral election Shares will be transferred to the Employee in accordance with Section 14 below.  The Shares transferred to the Employee will be in an amount equal to the number of PRUs earned pursuant to Section 3(b) above, net of applicable withholdings.

5.              Restrictions.

Except as otherwise provided for in this Stock Notification and Award Agreement, the PRUs or rights granted hereunder may not be sold, pledged or otherwise transferred until paid (if at all) in accordance with this Stock Notification and Award Agreement.

6.              Custody of Performance-based Restricted Units.

The PRUs subject hereto shall be held in a restricted book entry account in the name of the Employee.  Upon completion of the Performance Period, Shares issued pursuant to Section 4 above shall be released into an unrestricted book entry account; provided, however, that a portion of such Shares shall be surrendered in payment of taxes in accordance with Section 17 below, unless the Company, in its sole discretion, establishes alternative procedures for the payment of such taxes.

7.              No Stockholder Rights.

PRUs represent hypothetical Shares.  Until Shares are issued to the Employee, the Employee shall not be entitled to any of the rights or benefits generally accorded to stockholders, including, without limitation, the receipt of dividends.

8.              Termination of Employment.

Except as set forth below, the Employee must remain in the active employ of the Company (or any of its Subsidiaries or Affiliates) on a continuous basis through the last business day of the relevant Performance Period in order to receive any amount of the PRU Award, subject to the terms and conditions of this Stock Notification and Award Agreement.

9.              Retirement of the Employee.

If the Employee termination is due to retirement in accordance with the applicable retirement policy, the Employee shall receive a pro rata amount of the PRU Award, payable at the end of the Performance Period.  For each year or part of a year that the Employee works during the Performance Period, the amount credited towards the Conditional PRU Award will be determined by multiplying the amount credited at the end of the applicable year by a fraction equal to the number of whole months worked by the Employee during such year, divided by 12.  The resulting amount will be credited towards the Conditional PRU Award and adjusted by the TSR modifier.  The Company’s obligation to deliver the pro rata amount due under the PRU Award is subject to the condition that the Employee shall have executed a current Agreement Regarding Confidential Information and Proprietary Developments (“ARCIPD”) that is satisfactory to the Company, and during the portion of the Performance Period following termination of the Employee’s active employment shall be in compliance with any-post employment restrictions in the ARCIPD and shall not engage in any conduct that creates a conflict of interest in the opinion of the Company.

10.       Total and Permanent Disability of the Employee.

In the event termination of employment is due to the total and permanent disability of the Employee, the Employee (or a legally designated guardian or representative if the Employee is legally incompetent) shall receive a pro rata amount of the PRU Award, payable at the end of the relevant Performance Period.  For each year or part of a year that the Employee works during the Performance Period, the amount credited towards the Conditional PRU Award will be determined by multiplying the amount credited at the end of the applicable year by a fraction equal to the number of whole months worked by the Employee during such year, divided by 12.  The resulting amount will be credited towards the Conditional PRU Award and adjusted by the TSR modifier. The Company’s obligation to deliver the pro rata amount due under the PRU Award is subject to the condition that the Employee shall have executed a current ARCIPD that is satisfactory to the Company, and during the portion of the Performance Period following termination of the Employee’s active employment shall be in compliance with any-post employment restrictions in the ARCIPD and shall not engage in any conduct that creates a conflict of interest in the opinion of the Company.

11.       Death of the Employee.

In the event termination of employment is due to the Employee’s death, the Employee’s estate or designated beneficiary shall receive a pro rata amount of the PRU Award, payable at the end of the relevant Performance Period.  For each year or part of a year that the Employee works during the Performance Period, the amount credited towards the Conditional PRU Award will be determined by multiplying the amount credited at the end of the applicable year by a fraction equal to the number of whole months worked by the Employee during such year, divided by 12.  The resulting amount will be credited towards the Conditional PRU Award and adjusted by the TSR modifier.

12.       Workforce Reduction.

Unless otherwise provided by the Committee, in the event the Employee is terminated under a workforce reduction program approved by the Board of Directors or its delegate(s), the Employee shall receive a pro rata amount of the PRU Award, payable at the end of the relevant Performance Period.  For each year or part of a year that the Employee works during the Performance Period, the amount credited towards the Conditional PRU Award will be determined by multiplying the amount credited at the end of the applicable year by a fraction equal to the number of whole months worked by the Employee during such year, divided by 12.  The resulting amount will be credited towards the Conditional PRU Award and adjusted by the TSR modifier.

13.       Divestiture.

Unless otherwise provided by the Committee, in the event the Employee is terminated due to a divestiture, the Employee shall receive a pro rata amount of the PRU Award, payable at the end of the relevant Performance Period.  For each year or part of a year that the Employee works during the Performance Period the amount credited towards the Conditional PRU Award will be determined by multiplying the amount credited at the end of the applicable year by a fraction equal to the number of whole months worked by the Employee during such year, divided by 12.  The resulting amount will be credited towards the Conditional PRU Award and adjusted by the TSR modifier.

14.       Deferral Election.

Certain Employees who are regular employees on a U.S. payroll of the Company or its Affiliates or Subsidiaries and who are eligible to participate in the Company’s Executive Deferred Compensation Plan may be permitted to elect to defer distribution of the Shares that are otherwise due at the end of the Performance Period by completing a prescribed deferral election form and returning it to the Company according to the instructions on the deferral election form.  The deferral election form will be distributed separately to the employees who are permitted to make a deferral election. If made, the deferral election is irrevocable by the Employee.  However, the deferred delivery of Shares may be accelerated under certain circumstances as set forth in the deferral election form.  The Employee shall generally receive his or her Shares in accordance with the distribution election made on the deferral election form; however, notwithstanding anything in this Stock Notification and Award Agreement or deferral election form to the contrary, if the Employee is a “specified employee” as determined pursuant to Section 409A, at the time that the Employee receives a payment in connection with the Employee’s “separation from service” as determined pursuant to Section 409A (other than for death), the payment shall instead be made on the earlier of the first business day after the date that is (i) six months following the Employee’s separation from service as determined pursuant to Section 409A or (ii) death, to the extent such delayed payment is otherwise required to avoid a prohibited distribution under Section 409A.  Please note that deferring the distribution of Shares will have tax consequences for the Employee, and the Employee is strongly advised to consult with his or her personal tax advisor.

15.       Deferral of Compensation.

Payments made pursuant to this Plan and this Stock Notification and Award Agreement are intended to comply with or qualify for an exemption from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Stock Notification and Award Agreement to ensure that all PRU Awards are made in a manner that complies with Section 409A (including, without limitation, the avoidance of penalties thereunder), provided however, that the Company makes no representations that the PRU Awards will be exempt from any penalties that may apply under Section 409A and makes no undertaking to preclude Section 409A from applying to this PRU Award.

16.       Accelerations or Delayed Delivery.

Notwithstanding anything in this Stock Notification and Award Agreement to the contrary, the Committee, in its sole discretion may accelerate or delay the delivery of any Shares subject to Section 409A under the circumstances, and to the extent, permitted by Section 409A.  Further, in the event the Company elects to accelerate delivery of any Shares subject to Section 409A or pay cash in exchange for the cancellation of any PRUs subject to Section 409A pursuant to a Change in Control pursuant to the Plan, such acceleration or exchange shall only be effective to the extent the event constitutes a “change in control” event for purposes of Section 409A.  In all other circumstances delivery will be made in accordance with Section 4 above.

17.       Taxes.

(a)         The Employee shall be liable for any and all taxes, including income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Employee’s participation in the Plan and legally applicable or otherwise recoverable from the Employee (such as fringe benefit tax) by the Company and/or the Employee’s employer (the “Employer”) (“Tax-Related Items”). In the event that the Company or the Employer is liable for taxes that are legally permitted to be recovered from the Employee or is required to withhold taxes as a result of the grant of PRUs or the issuance or subsequent sale of Shares acquired pursuant to such PRUs, the Employee shall surrender a sufficient number of whole Shares, make a cash payment or make adequate arrangements satisfactory to the Company and/or the Employer to withhold such taxes from the Employee’s wages or other cash compensation paid to the Employee by the Company and/or the Employer at the election of the Company, in its sole discretion, or, if permissible under local law, the Company may sell or arrange for the sale of Shares that Employee acquires as necessary to cover all applicable required withholding taxes that are legally recoverable from the Employee (such as fringe benefit tax) and required social security contributions at the time the restrictions on the PRUs lapse. However, with respect to any PRUs subject to Section 409A whose Shares vest prior to delivery, the Company shall limit the sale of Shares at vesting to the minimum number of Shares permitted to avoid a prohibited acceleration under Section 409A.  The Employee will receive a cash refund for any fraction of a surrendered Share or Shares in excess of any and all Tax-Related Items.  To the extent that any surrender of Shares or payment of cash or alternative procedure for such payment is insufficient, the Employee authorizes the Company, the Employer, its Affiliates and Subsidiaries, which are qualified to deduct tax at source, to deduct from the Employee’s compensation all Tax-Related Items.  The Employee agrees to pay any amounts that cannot be satisfied from wages or other cash compensation, to the extent permitted by law.

To avoid negative accounting treatment, the Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates.  If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, then the Employee will be deemed to have been issued the full number of Shares subject to the vested PRUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Employee’s participation in the Plan.

(b)         Regardless of any action the Company or the Employer takes with respect to any or all Tax-Related Items, the Employee acknowledges and agrees that the ultimate liability for all Tax-Related Items is and remains the Employee’s responsibility and may exceed the amount actually withheld by the Company or the Employer.  The Employee further acknowledges that the Company and/or the Employer: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this grant of PRUs, including, but not limited to, the grant, vesting or settlement of PRUs, the subsequent issuance of Shares upon settlement of such PRUs, the subsequent sale of any Shares acquired pursuant to such issuance and the receipt of any dividends and/or any dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms or any aspect of this grant of PRUs to reduce or eliminate the Employee’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Employee has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, as applicable, the Employee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.  The Employee shall pay the Company or the Employer any amount for Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Employee’s participation in the Plan or the Employee’s receipt of PRUs that cannot be satisfied by the means previously described.  The Company may refuse to deliver the benefit described in Section 4 if the Employee fails to comply with the Employee’s obligations in connection with the Tax-Related Items.

(c)          In accepting the PRU Award, the Employee consents and agrees that in the event the PRU Award becomes subject to an employer tax that is legally permitted to be recovered from the Employee, as may be determined by the Company and/or the Employer at their sole discretion, and whether or not the Employee’s employment with the Company and/or the Employer is continuing at the time such tax becomes recoverable, the Employee will assume any liability for any such taxes that may be payable by the Company and/or the Employer in connection with the PRU Award.  Further, by accepting the PRU Award, the Employee agrees that the Company and/or the Employer may collect any such taxes from the Employee by any of the means set forth in this Section 17.  The Employee further agrees to execute any other consents or elections required to accomplish the above, promptly upon request of the Company.

18.       Data Privacy Consent.

The Employee understands that the Company, its Affiliates, its Subsidiaries and the Employer hold certain personal information about the Employee, including, but not limited to, name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all PRUs, options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in the Employee’s favor for the exclusive purpose of implementing, managing and administering the Plan (“Data”). The Employee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Employee’s country or elsewhere and that the recipient country may have different data privacy laws and protections than the Employee’s country. HP is committed to protecting the privacy of the Employee’s personal data in such cases. By contract with both the HP affiliate and with HP vendors, the people and companies that have access to the Employee’s personal data are bound to handle such data in a manner consistent with the HP Privacy Policy and law. HP also performs due diligence and audits on its vendors in accordance with good commercial practices to ensure their capabilities and compliance with those commitments.

The Employee may request a list with the names and addresses of any potential recipients of the data by contacting the local human resources representative. The Employee understands that data will be held only as long as is necessary to implement, administer and manage participation in the Plan.

19.       Plan Information.

The Employee agrees to receive copies of the Plan, the Plan prospectus and other Plan information, including information prepared to comply with laws outside the United States, from the Stock Incentive Program website referenced above and stockholder information, including copies of any annual report, proxy and Form 10-K, from the investor relations section of the HP website at www.hp.com.  The Employee acknowledges that copies of the Plan, Plan prospectus, Plan information and stockholder information are available upon written or telephonic request to the Company Secretary.

In addition, the Employee agrees to receive information regarding cash flow goals and TSR, including the actual performance of cash flow and TSR from the following website: [URL]

20.       Acknowledgment and Waiver.

By accepting this grant of PRUs, the Employee acknowledges and agrees that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time; (ii) the grant of PRUs is voluntary and occasional and does not create any contractual or other right to receive future grants of Shares or PRUs, or benefits in lieu of Shares or PRUs, even if Shares or PRUs have been granted repeatedly in the past; (iii) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (iv) the Employee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Employee’s employment relationship at any time, and it is expressly agreed and understood that employment is terminable at the will of either party, insofar as permitted by law; (v) the Employee is participating voluntarily in the Plan; (vi) PRUs and their resulting benefits are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which are outside the scope of the Employee’s employment contract, if any; (vii) PRUs and their resulting benefits are not intended to replace any pension rights or compensation; (viii) PRUs and their resulting benefits are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments insofar as permitted by law and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Subsidiary or Affiliate; (ix) this grant of PRUs will not be interpreted to form an employment contract or relationship with the Company, and furthermore, this grant of PRUs will not be interpreted to form an employment contract with the Employer or any Subsidiary or Affiliate; (x) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (xi) no claim or entitlement to compensation or damages shall arise from forfeiture of the PRUs resulting from termination of the Employee’s employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws), and in consideration of the grant of the PRUs to which the Employee is otherwise not entitled, the Employee irrevocably agrees never to institute any claim against the Company or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Employee shall be deemed irrevocably to have agreed not to pursue such claim and to have agreed to execute any and all documents necessary to request dismissal or withdrawal of such claims; (xii) notwithstanding any terms or conditions of the Plan to the contrary, in the event of termination of the Employee’s employment (whether or not in breach of local labor laws), the Employee’s right to receive benefits under this Stock Notification and Award Agreement after termination of employment, if any, will be measured by the date of termination of the Employee’s active employment and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when the Employee is no longer actively employed for purposes of the PRUs; and (xiii) if the Company’s performance is below minimum levels as set forth in this Stock Notification and Award Agreement, no PRUs will be awarded and no Shares will be issued to the Employee.

21.       No Advice Regarding Grant.

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Employee’s participation in the Plan, or the Employee’s acquisition or sale of the underlying Shares.  The Employee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

22.       Additional Eligibility Requirements Permitted.

In addition to any other eligibility criteria provided for in the Plan, the Company may require that some or all Employees execute a separate document agreeing to the terms of a current ARCIPD in a form acceptable to the Company and/or that the Employee be in compliance with the ARCIPD throughout the entire Performance Period and through the date the PRU is to be awarded or paid. If such separate document is required by the Company and the Employee does not accept it within 75 days of the Grant Date set forth above, this PRU Award shall be cancelled and the Employee shall have no further rights under this Stock Notification and Award Agreement.

23.       Miscellaneous.

(a)         The Company shall not be required to treat as owner of PRUs, and any associated benefits hereunder, any transferee to whom such PRUs or benefits shall have been so transferred in violation of any of the provisions of this Stock Notification and Award Agreement.

(b)         The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Stock Notification and Award Agreement.

(c)          Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to the Employee at his address then on file with the Company.

(d)         The Plan is incorporated herein by reference. The Plan and this Stock Notification and Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Employee with respect to the subject matter hereof, and may not be modified adversely to the Employee’s interest except by means of a writing signed by the Company and the Employee.  Notwithstanding the foregoing, nothing in the Plan or this Stock Notification and Award Agreement shall affect the validity or interpretation of any duly authorized written agreement between the Company and the Employee under which an Award properly granted under and pursuant to the Plan serves as any part of the consideration furnished to the Employee, including without limitation, any agreement that imposes restrictions during or after employment regarding confidential information and proprietary developments.  This Stock Notification and Award Agreement is governed by the laws of the state of Delaware.

(e)         The Company’s obligations under this Stock Notification and Award Agreement and the Employee’s agreement to the terms of an ARCIPD, if any, are mutually dependent.  In the event that the Employee’s ARCIPD is breached or found not to be binding upon the Employee for any reason by a court of law, then the Company will have no further obligation or duty to perform under the Plan or this Stock Notification and Award Agreement.

(f)             Language.

If the Employee has received this or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(g)         Electronic Delivery.

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  The Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

(h)         Severability.

The provisions of this Stock Notification and Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(i)             Any capitalized terms not defined herein shall have the same meaning they have in the Plan.

(j)             Appendix.
Notwithstanding any provisions in this Stock Notification and Award Agreement, the grant of the PRUs shall be subject to any special terms and conditions set forth in the Appendix to this Stock Notification and Award Agreement for the Employee’s country.  Moreover, if the Employee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Employee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Stock Notification and Award Agreement.

(k)          Imposition of Other Requirements.

The Company reserves the right to impose other requirements on the Employee’s participation in the Plan, on the PRUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

HEWLETT-PACKARD COMPANY

Léo Apotheker

CEO and President

Michael J. Holston

Executive Vice President, General Counsel and Secretary

RETAIN THIS STOCK NOTIFICATION AND AWARD AGREEMENT FOR YOUR RECORDS

Please refer to the following website at [URL], as your primary source for information on your PRU award performance, including:

•                  Annual Cash Flow Goals

•                  TSR goals

•                  Actual Cash Flow and TSR performance

Important Note:  Your award is subject to the terms and conditions of this Stock Notification and Award Agreement and to HP obtaining all necessary government approvals.  If you have questions regarding your award, please discuss them with your manager.